EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Current Report on Form 8-K/A of our report dated September 26, 2003, except as to Note 12, which is as of October 16, 2003 relating to the financial statements of Procera Networks, Inc., which appears in such Current Report on Form 8-K/A of Procera Networks, Inc. dated December 30, 2003.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
December 30, 2003




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